Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
11-002		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

Ken Dennard, Managing Partner
For Immediate Release		DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES FOURTH QUARTER 2010 RESULTS

February 17, 2011 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter ended December 31, 2010. Following are highlights for this period and the Company’s future outlook:

•	4Q2010 revenue increased 10% year-over-year due to larger fleet and oil spill relief efforts in the GoM

•	Contract backlog for new gen OSV vessel-days for 2011 currently at 47%, up from 40% as of 3Q2010

•	Company recently awarded three international charters, including successful completion of first job in Gabon

•	International mobilization now underway, multi-year bids pending in Brazil, Mexico, West Africa and Middle East

•	Cash on-hand as of 4Q2010 was $127m, or 31% higher than 3Q2010 cash balance of $97m

•	Company provides update on recent developments related to its legal challenge of de facto drilling moratorium

•	2011 guidance limited to select operating data due to prevailing market uncertainty caused by GoM “permitorium”

Fourth quarter 2010 revenues increased 10.2% to $97.3 million compared to $88.3 million for the fourth quarter of 2009 and decreased 22.4% compared to $125.4 million for the third quarter of 2010. Operating income was $18.7 million, or 19.2% of revenues, for the fourth quarter of 2010 compared to $24.2 million, or 27.4% of revenues, for the prior-year quarter; and $43.3 million, or 34.5% of revenues, for the third quarter of 2010. Net income for the fourth quarter of 2010 was $2.6 million, or $0.10 per diluted share, compared to $9.3 million, or $0.34 per diluted share for the year-ago quarter; and $18.2 million, or $0.67 per diluted share for the third quarter of 2010. EBITDA for the fourth quarter of 2010 was $38.9 million compared to fourth quarter 2009 EBITDA of $41.2 million and third quarter 2010 EBITDA of $63.1 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 11 to the accompanying data tables.

Upstream Segment. Revenues from the Upstream segment were $85.4 million for the fourth quarter of 2010, an increase of $6.7 million, or 8.5%, from $78.7 million for the fourth quarter of 2009 and a decrease of $26.6 million, or 23.8%, from $112.0 million for the third quarter of 2010. The vessels placed in service since the fourth quarter of 2009 under the Company’s newbuild and conversion programs

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

accounted for a $16.8 million year-over-year increase in Upstream revenues. These incremental revenues were offset by a $7.3 million decrease in revenue for new generation OSVs that were in service during 2009, but have either been stacked or sold on various dates since then and a decline in activity at the Company’s shore-base port facility. The Company’s new generation OSVs that were in service during each of the quarters ended December 31, 2010 and 2009 accounted for a $2.8 million revenue decrease. Upstream operating income decreased $9.8 million to $17.7 million, or 20.7% of revenues, for the fourth quarter of 2010 from $27.5 million, or 34.9% of revenues, for the fourth quarter of 2009. Average new generation OSV dayrates for the fourth quarter of 2010 were $20,694 compared to $19,880 for the same period in 2009 and $21,628 for the third quarter of 2010. New generation OSV dayrates and Upstream operating income for the fourth quarter of 2010 declined from the sequential quarter largely due to the winding down of post-Macondo oil spill response activities in the Gulf of Mexico (“GoM”). During the fourth quarter of 2010, the Company had as many as seven new generation OSVs and four MPSVs assisting with oil spill-related activities, which represented roughly 10% and 65% of the total new generation OSV and MPSV vessel-days worked, respectively. As of December 31, 2010, all such spill-related activities had been completed by the Company’s Upstream vessels. New generation OSV utilization was 66.3% for the fourth quarter of 2010 compared to 73.1% during the year-ago quarter and 75.7% for the sequential quarter. The decrease in utilization was primarily driven by having 867 days out-of-service related to stacked vessels during the fourth quarter of 2010. The Company had an average of 9.4 stacked new generation OSVs during the fourth quarter of 2010 compared to quarterly averages of 8.7 stacked vessels during the year-ago quarter and 5.1 stacked vessels during the sequential quarter. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 81.3% for the fourth quarter of 2010 compared to 89.2% for the year-ago quarter and 84.2% for the sequential quarter.

Downstream Segment. Revenues from the Downstream segment of $11.9 million for the fourth quarter of 2010 increased by $2.3 million, or 24.0%, compared to $9.6 million for the same period in 2009, but were lower than the sequential quarter by $1.5 million, or 11.2%. This year-over-year revenue increase was largely due to the Company having two double-hulled tank barges temporarily supporting oil spill response activities in the GoM, which concluded during the fourth quarter of 2010. The Company’s double-hulled tank barge average dayrates were $16,782 for the fourth quarter of 2010 compared to $18,617 for the sequential quarter and $16,210 for the same period in 2009. The Company’s Downstream operating results for the third quarter of 2010 were favorably impacted by one double-hulled tank barge performing well-test services for an Upstream customer in the GoM. Excluding the incremental well-test revenues from the sequential quarter, the Company’s average double-hulled tank barge dayrates would have been $16,430 which is $352 lower than the fourth quarter 2010. Utilization for the double-hulled tank barge fleet was 85.6% for the fourth quarter of 2010 compared to 71.5% for the year-ago quarter and 86.9% for the sequential quarter. Utilization improved year-over-year primarily due to temporary oil spill-related demand during the fourth quarter of 2010, which accounted for roughly 21% of the total TTB vessel-days worked.

General and Administrative (“G&A”). G&A expenses of $8.5 million for the fourth quarter of 2010 were 8.7% of revenues compared to $7.5 million, or 8.5% of revenues, for the fourth quarter of 2009. This increase in G&A expense is primarily attributable to higher personnel costs compared to the prior-year quarter commensurate with the Company’s larger, more geographically diverse fleet. Fourth quarter G&A expense margin was slightly below the Company’s 2010 annual guidance range of 9% to 11% of revenues. The Company allocated 92% of its fourth quarter 2010 G&A expenses to the Upstream segment and 8% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $20.1 million for the fourth quarter of 2010, or $2.7 million higher than the prior-year quarter. This increase was due to the incremental depreciation related to four new generation OSVs and one MPSV that were placed in service since the fourth quarter of 2009. Depreciation and amortization expense is expected to continue to increase from current levels when any recently acquired or newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense increased $6.4 million during the three months ended December 31, 2010 compared to the same period in 2009, primarily due to a steep decline in construction work-in-progress. As the Company no longer has any vessels under construction or conversion, interest expense for the fourth quarter increased significantly from the year-ago quarter due to lower capitalized interest. The Company did not have any capitalized construction period interest for the fourth quarter of 2010, compared to $6.1 million for the year-ago quarter, or 42% of its total interest costs for such quarter. The Company capitalized annual construction period interest of $3.7 million, or 6% of its total interest costs for the full fiscal year 2010.

Annual 2010 Results

Revenues for 2010 increased 9.0% to $420.8 million compared to $385.9 million for 2009. Operating income was $112.2 million, or 26.7% of revenues, for 2010 compared to $101.7 million, or 26.4% of revenues, for the prior year. Net income for 2010 decreased 27.8% to $36.4 million, or $1.34 per diluted share, compared to $50.4 million, or $1.87 per diluted share for 2009. Excluding the June 2009 Downstream non-cash impairment charge of $26.7 million, or $0.62 per diluted share, operating income, operating margin, net income and diluted EPS for 2009 were $128.4 million, 33.3%, $67.1 million and $2.49 per share, respectively. The year-over-year decrease in adjusted operating income and net income was substantially due to the incremental costs and downtime for mobilizing eight vessels to Latin America for multi-year charters and related importation delays. The Company’s revenues for 2010 were higher than 2009 due to the incremental contributions from vessels added to the Company’s fleet through its newbuild and conversion programs since the fourth quarter of 2009 and the temporary demand from oil spill relief activities. The Company’s net income for 2010 included an aggregate pre-tax gain of $1.9 million ($1.2 million after tax or $0.04 per diluted share) for the sale of two conventional OSV’s, one older, lower horsepower tug and two single-hulled tank barges. The Company’s net income for 2009 included an aggregate pre-tax gain of $1.1 million ($0.7 million after-tax, or $0.03 per diluted share) gain on the sale of three conventional OSVs, six single-hulled tank barges and one older, lower-horsepower tug. EBITDA for 2010 was $189.6 million, approximately 26% of which was derived from the Company’s effective MPSV fleet of 3.5 vessels, compared to 2009 EBITDA of $194.5 million.

Recent Development

Status of Pending Legal Actions Against the Department of the Interior (“DOI”). On February 2, 2011, a Federal district judge granted the Company’s motion for recovery of attorney’s fees and costs against the DOI. The motion was granted on the basis that the U.S. government was in contempt of the Court’s original preliminary injunction order, which was granted on June 22, 2010 in response to the Company’s legal challenge of the drilling moratorium in the GoM (“permitorium”). The case has been referred to a magistrate to determine the monetary award for fees and expenses to which the Company is entitled.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or unannounced newbuild programs that may be commenced after the date of this disclosure. Additional information concerning forward-looking statements can be found on page 8 of this news release.

Forward Guidance

The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the substantial uncertainty that exists in the GoM due to the unprecedented U.S. government-imposed de facto drilling moratorium in the Company’s principal Upstream market, as well as the expected continuation of the recently weak market conditions for the Company’s Downstream segment for 2011.

Vessel Counts. As of December 31, 2010, excluding non-core assets, the Company’s operating fleet consisted of 51 new generation OSVs, four MPSVs, nine double-hulled tank barges and nine ocean-going tugs. With 15 new generation OSVs projected to be cold-stacked throughout 2011, the Company’s active Upstream Fleet for 2011 is expected to be comprised of 36 new generation OSVs and four MPSVs. These 36 vessels are comprised of 23 “term” vessels that are currently chartered on long-term contracts with maturities extending beyond 2011 and 13 “spot” vessels that are currently idle or operating under short-term charters. The Company’s active Downstream fleet for 2011 is expected to consist of nine double-hulled tank barges and nine-ocean going tugs.

Contract Coverage. The Company’s forward contract coverage for its 51-vessel fleet of new generation OSVs for the full-year 2011 is currently 47%, up from 40% as of the third quarter of 2010. The Company’s forward contract coverage for its four MPSVs for the full-year 2011 is currently less than 5%. The Company’s forward contract coverage for its nine-vessel fleet of double-hulled tank barges for the full-year 2011 is currently 27%, up from 15% as of the third quarter of 2010. These contract backlog percentages are based on available vessel-days for the guidance period, not estimated revenue.

Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s 23 active “term” OSVs are expected to be in the $20,000 to $21,000 range for 2011. This range does not reflect the incremental impact of any revenue expected to be derived from the Company’s 13 “spot” OSVs, 15 “stacked” OSVs or four “spot” MPSVs. The Company cannot reasonably provide meaningful annual guidance regarding the effective dayrates anticipated for these 32 “non-term” Upstream vessels at this time due to the significant market uncertainty being caused by the on-going “permitorium” in the GoM and the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Effective dayrates for the Company’s nine double-hulled tank barges are projected to be in the range of $13,000 to $14,000 for 2011.

Operating Expenses. Aggregate cash operating expenses for the Company’s Upstream segment are projected to be in the range of $140 million and $145 million for 2011, inclusive of approximately $3.3 million expected to be incurred for the 15 inactive stacked OSVs. However, this cash operating expense estimate is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets; or any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates. Aggregate cash operating expenses for the Company’s Downstream segment are projected to be in the range of $28 million and $30 million for 2011.

G&A Expenses. General and administrative expenses are expected to be in the range of $35 million to $39 million for 2011, or roughly in-line with actual 2010 levels.

Other Financial Data. The projected annual stock-based compensation expense, depreciation, amortization, net interest expense, cash income taxes and cash interest expense for 2011 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending March 31, 2011 are expected to be $2.5 million, $15.3 million, $4.7 million and $14.7 million, respectively. The Company’s annual effective tax rate is expected to be in the range of 35% to 37% for fiscal 2011.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as cranes, remotely operated vehicles (“ROVs”) and other specialized vessel equipment, which costs are typically included in and offset by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to be approximately $35.8 million and $7.9 million, respectively for the full-year 2011. Over the next few years beyond 2011, the Company expects that its annually recurring maintenance capital expenditure budget for its growing fleet of vessels will range between $35.0 million and $45.0 million per year.

Liquidity Outlook

As of December 31, 2010, the Company had a cash balance of $127.0 million and an undrawn $250 million revolving credit facility. Notwithstanding the substantial uncertainty in the current GoM market, the Company expects to generate sufficient cash flow from operations to cover all of its cash debt service, maintenance capital expenditures and cash income taxes, which are expected to be in the $85 million to $90 million range, in the aggregate, for fiscal 2011. Based on the forward guidance and key assumptions outlined herein and the Company’s current contract coverage, it does not anticipate a need to draw on its revolving credit facility for the remainder of 2011 or for the foreseeable future, absent any future growth opportunities that may arise.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2010 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, February 17, 2011. To participate in the call, dial (480) 629-9772 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&L, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through February 25, 2011, and may be accessed by calling (303) 590-3030 and using the pass code 4404800#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico, Latin America and other select international markets, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of the de facto moratorium on the issuance of drilling and other permits in the Gulf of Mexico due to government regulations. Future results may also be impacted by proposed federal legislation or regulations that may be implemented in response to the Deepwater Horizon event. Such regulations or legislation could further aggravate a number of other existing risks, uncertainties and assumptions, including, without limitation: less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties imposed by foreign customers; further weakening of demand for the Company’s services; inability to effectively curtail operating expenses from stacked vessels; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; further reductions in capital spending budgets by customers; decline in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; the inability to effectively compete in or operate in international markets, less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over capacity; economic and political risks; weather related risks; the inability to attract and retain qualified marine personnel; regulatory risks; the repeal or administrative weakening of the Jones Act; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may arise as a result of the de facto moratorium or as a result of the oil spill disaster in the Gulf of Mexico; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide expected funding under the Company’s credit agreement. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 11 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenues	$97,321	$125,351	$88,307	$420,804	$385,948
Costs and expenses:
Operating expenses	50,690	53,241	39,998	196,771	161,188
Depreciation and amortization	20,110	19,787	17,395	77,055	93,369
General and administrative expenses	8,480	9,733	7,541	36,774	30,844

	79,280	82,761	64,934	310,600	285,401

Gain on sale of assets	681	725	801	2,025	1,147

Operating income	18,722	43,315	24,174	112,229	101,694
Other income (expense):
Interest income	175	104	117	528	482
Interest expense	(14,830)	(14,422)	(8,440)	(55,183)	(21,024)
Other income, net [1]	87	22	(334)	344	(597)

	(14,568)	(14,296)	(8,657)	(54,311)	(21,139)

Income before income taxes	4,154	29,019	15,517	57,918	80,555
Income tax expense	1,540	10,816	6,190	21,502	30,155

Net income	$2,614	$18,203	$9,327	$36,416	$50,400

Basic earnings per share of common stock	$0.10	$0.69	$0.36	$1.38	$1.94

Diluted earnings per share of common stock	$0.10	$0.67	$0.34	$1.34	$1.87

Weighted average basic shares outstanding	26,474	26,446	26,120	26,396	26,040

Weighted average diluted shares outstanding [2]	27,236	27,192	27,056	27,176	26,975

Other Operating Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Offshore Supply Vessels:
Average number of new generation OSVs [3]	51.0	50.3	46.2	49.9	43.2
Average number of active new generation OSVs [4]	41.6	45.2	37.5	42.4	39.2
Average new generation fleet capacity (deadweight) [3]	128,190	126,323	114,763	124,965	105,858
Average new generation vessel capacity (deadweight)	2,514	2,510	2,483	2,507	2,448
Average new generation utilization rate [5]	66.3%	75.7%	73.1%	71.6%	79.9%
Effective new generation utilization rate [6]	81.3%	84.2%	89.2%	84.3%	88.0%
Average new generation dayrate [7]	$20,694	$21,628	$19,880	$21,561	$21,348
Effective dayrate [8]	$13,720	$16,372	$14,532	$15,438	$17,057
Tugs and Tank Barges:
Average number of double-hulled tank barges [9]	9.0	9.0	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [9]	884,621	884,621	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,291
Average double-hulled utilization rate [5]	85.6%	86.9%	71.5%	80.5%	71.5%
Average double-hulled dayrate [10]	$16,782	$18,617	$16,210	$17,502	$21,138
Effective dayrate [8]	$14,365	$16,178	$11,590	$14,089	$15,114

Balance Sheet Data (unaudited):

	As of December 31, 2010	As of December 31, 2009
Cash and cash equivalents	$126,966	$51,019
Working capital	162,156	85,736
Property, plant and equipment, net	1,606,121	1,602,663
Total assets	1,878,425	1,786,348
Total long-term debt	758,233	746,674
Stockholders’ equity	841,877	797,063

Cash Flow Data (unaudited):

	Twelve Months Ended
	December 31, 2010	December 31, 2009
Cash provided by operating activities	$131,012	$183,244
Cash used in investing activities	(56,987)	(263,050)
Cash provided by financing activities	1,866	110,590

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Upstream:
Revenues	$85,434	$111,996	$78,672	$374,527	$326,657
Operating income	$17,730	$40,080	$27,526	$110,523	$128,899
Operating margin	20.8%	35.8%	35.0%	29.5%	39.5%
Components of EBITDA [11]
Net income	$2,778	$16,948	$11,814	$38,202	$69,581
Interest expense, net	13,403	13,084	7,536	49,866	17,619
Income tax expense	1,636	10,070	7,841	22,559	41,100
Depreciation	13,125	12,897	9,935	50,008	34,922
Amortization	3,807	3,711	4,230	14,677	15,818

EBITDA [11]	$34,749	$56,710	$41,356	$175,312	$179,040

Adjustments to EBITDA
Stock-based compensation expense	$1,618	$1,925	$1,681	$7,501	$6,885
Interest income	172	100	113	515	445

Adjusted EBITDA [11]	$36,539	$58,735	$43,150	$183,328	$186,370

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$34,749	$56,710	$41,356	$175,312	$179,040
Cash paid for deferred drydocking charges	(2,964)	(2,894)	(3,513)	(13,153)	(17,297)
Cash paid for interest	(10,039)	(9,204)	(9,594)	(38,435)	(20,158)
Cash paid for taxes	(210)	(245)	—	(2,804)	(10,714)
Changes in working capital	8,252	(2,029)	9,878	2,086	33,177
Stock-based compensation expense	1,618	1,925	1,681	7,501	6,885
Changes in other, net	(442)	114	(289)	(1,170)	(945)

Net cash provided by operating activities	$30,964	$44,377	$39,519	$129,337	$169,988

Downstream:
Revenues	$11,887	$13,355	$9,635	$46,277	$59,291
Operating income (loss)	$992	$3,235	$(3,352)	$1,706	$(27,205)
Operating margin	8.3%	24.2%	(34.8%)	3.7%	(45.9%)
Components of EBITDA [11]
Net income	$(164)	$1,255	$(2,488)	$(1,786)	$(19,181)
Interest expense, net	1,252	1,234	787	4,789	2,923
Income tax expense	(96)	746	(1,651)	(1,057)	(10,945)
Depreciation	2,109	2,115	2,116	8,501	34,539
Amortization	1,069	1,064	1,114	3,869	8,090

EBITDA [11]	$4,170	$6,414	$(122)	$14,316	$15,426

Adjustments to EBITDA
Stock-based compensation expense	$257	$298	$439	$1,209	$1,819
Interest income	3	4	4	13	37

Adjusted EBITDA [11]	$4,430	$6,716	$321	$15,538	$17,282

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$4,170	$6,414	$(122)	$14,316	$15,426
Cash paid for deferred drydocking charges	(3,885)	(659)	(682)	(9,357)	(1,937)
Cash paid for interest	(1,500)	(1,119)	(1,693)	(5,743)	(4,043)
Cash paid for taxes	—	—	—	(5)	(4,806)
Changes in working capital	(247)	1,100	4,060	2,230	7,940
Stock-based compensation expense	257	298	439	1,209	1,819
Changes in other, net	(267)	(780)	(891)	(975)	(1,143)

Net cash provided by (used in) operating activities	$(1,472)	$5,254	$1,111	$1,675	$13,256

Consolidated:
Revenues	$97,321	$125,351	$88,307	$420,804	$385,948
Operating income	$18,722	$43,315	$24,174	$112,229	$101,694
Operating margin	19.2%	34.6%	27.4%	26.7%	26.3%
Components of EBITDA [11]
Net income	$2,614	$18,203	$9,326	$36,416	$50,400
Interest expense, net	14,655	14,318	8,323	54,655	20,542
Income tax expense	1,540	10,816	6,190	21,502	30,155
Depreciation	15,234	15,012	12,051	58,509	69,461
Amortization	4,876	4,775	5,344	18,546	23,908

EBITDA [11]	$38,919	$63,124	$41,234	$189,628	$194,466

Adjustments to EBITDA
Stock-based compensation expense	$1,875	$2,223	$2,120	$8,710	$8,704
Interest income	175	104	117	528	482

Adjusted EBITDA [11]	$40,969	$65,451	$43,471	$198,866	$203,652

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$38,919	$63,124	$41,234	$189,628	$194,466
Cash paid for deferred drydocking charges	(6,849)	(3,553)	(4,195)	(22,510)	(19,234)
Cash paid for interest	(11,539)	(10,323)	(11,287)	(44,178)	(24,201)
Cash paid for taxes	(210)	(245)	—	(2,809)	(15,520)
Changes in working capital	8,005	(929)	13,938	4,316	41,117
Stock-based compensation expense	1,875	2,223	2,120	8,710	8,704
Changes in other, net	(709)	(666)	(1,180)	(2,145)	(2,088)

Net cash provided by operating activities	$29,492	$49,631	$40,630	$131,012	$183,244

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Average Vessels, Effective Dayrates, Tax Rates, Contract Coverage and Historical Data)

Forward Guidance of Selected Financial Data: (Unaudited)

2011 Guidance

	Full-Year 2011 Estimated Avg	Full-Year 2011 Contract Coverage
		(as of 17-Feb-2011)
Average Number of Vessels:
Upstream
New generation OSVs - Term [12]	23.0	100%
New generation OSVs - Spot [13]	13.0	8%
New generation OSVs - Stacked [14]	15.0	0%

New generation OSVs - Total	51.0	47%

New generation MPSVs - Spot	4.0	<5%

Total Upstream	55.0

Downstream
Double-hulled tank barges	9.0	27%

	Full-Year 2011
	Low	High
Effective Dayrates:
New generation OSVs - Term	$20,000	$21,000
New generation OSVs - Spot [15]	TBD	TBD
New generation OSVs - Stacked [15]	TBD	TBD
New generation MPSVs - Spot [15]	TBD	TBD
Double-hulled tank barges	13,000	14,000
Operating Expenses:
Upstream - Active Fleet	$136,700	$141,700
Upstream - Stacked Fleet	3,300	3,300

Total Upstream	$140,000	$145,000

Downstream	28,000	30,000

Consolidated	$168,000	$175,000

Other Financial Data:
Stock-based compensation expense	$7.6	$7.6
Depreciation	61.0	61.0
Amortization	19.7	19.7
Interest expense, net:
Interest expense	48.3	48.3
Incremental non-cash OID interest expense [16]	11.6	11.6
Capitalized interest	—	—
Interest income	(0.7)	(0.7)

Total interest expense, net	$59.2	$59.2

Income tax rate	35.0%	37.0%
Cash income taxes	$1.0	$1.0
Cash interest expense	$43.8	$43.8
Weighted average diluted shares outstanding [17]	27.5	27.5

Capital Expenditures Data (unaudited) 18:

Historical Data (in thousands):

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$6,849	$3,553	$4,195	$22,510	$19,234
Other vessel capital improvements	1,813	497	1,146	6,920	5,494

	8,662	4,050	5,341	29,430	24,728

Other Capital Expenditures:
Commercial-related vessel improvements	222	868	7,184	17,249	7,280
Non-vessel related capital expenditures	67	153	14	1,564	3,523

	289	1,021	7,198	18,813	10,803

	$8,951	$5,071	$12,539	$48,243	$35,531

Growth Capital Expenditures:
MPSV program	$—	$—	$13,773	$6,471	$98,995
OSV newbuild program #4	393	4,002	23,582	25,744	134,513

	$393	$4,002	$37,355	$32,215	$233,508

Forecasted Data:

	1Q2011E	2Q2011E	3Q2011E	4Q2011E	2011E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$4.5	$5.1	$11.4	$1.7	$22.7
Other vessel capital improvements	3.4	2.5	5.3	1.9	13.1

	7.9	7.6	16.7	3.6	35.8

Other Capital Expenditures:
Commercial-related vessel improvements	2.7	1.8	—	—	4.5
Non-vessel related capital expenditures	0.9	1.0	0.6	0.9	3.4

	3.6	2.8	0.6	0.9	7.9

	$11.5	$10.4	$17.3	$4.5	$43.7

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 399, 401 and 191 shares of common stock for the three months ended December 31, 2010, September 30, 2010, and December 31, 2009, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. For the twelve months ended December 31, 2010 and 2009, stock options representing the rights to acquire 400 and 414 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of December 31, 2010, September 30, 2010, and December 31, 2009, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 51 new generation OSVs as of December 31, 2010, 15 of which were stacked. Included in this data are a total of 16 newbuild OSVs that were placed in service under the Company’s fourth OSV newbuild program on various dates from May 2008 to September 2010. Excluded from this data are four multi-purpose support vessels owned by the Company that were placed in service under the Company’s MPSV program on various dates from October 2008 to March 2010. Also excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset.

[4]

In response to weak market conditions the Company elected to stack certain of its new generation OSVs on various dates in 2009 and 2010. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]

The Company owned and operated nine double-hulled tank barges as of December 31, 2010. Excluded from this data are four stacked single-hulled tank barges owned by the Company, three of which were sold in January 2011. Also excluded from this data are 15 ocean-going tugs owned by the Company, six of which were stacked as of December 31, 2010.

[10]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[11]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[12]

The Company’s active fleet of 23 new generation OSVs on “term” contracts is currently expected to consist of the following fleet mix for 2011: nine 200 class OSVs, twelve 240 class OSVs and one 265 class OSV and one 290 class OSV.

[13]

The Company’s active fleet of 13 new generation OSVs on “spot” contracts is currently expected to consist of the following fleet mix for 2011: four 200 class OSVs, seven 240 class OSVs and two 265 class OSVs. The Company also has an active fleet of four MPSVs, all of which are currently in the “spot” market.

[14]

The Company’s inactive fleet of 15 new generation OSVs that are stacked is currently expected to consist of the following fleet mix for 2011: eight 200 class OSVs, six 240 class OSVs and one 265 class OSVs.

[15]

The Company cannot reasonably provide meaningful annual guidance regarding the effective dayrates anticipated for these 32 “non-term” Upstream vessels at this time due to the significant market uncertainty being caused by the on-going “permitorium” in the GoM and the wide range of potential outcomes of its current domestic and international bidding activity for such vessels.

[16]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[17]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59.

[18]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.